Exhibit 99.2

Hortonworks Prepared Financial Remarks for the Third Quarter of 2018

SANTA CLARA, Calif.—November 8, 2018—Hortonworks, Inc.® (NASDAQ: HDP), a leading provider of global data management solutions, today announced financial results for the third quarter of 2018. We are sharing our prepared financial remarks regarding our earnings results with the investment community on the Investor Relations portion of our website in advance of the call.

Today we will also host a call with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website at http://investors.hortonworks.com. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available on the Hortonworks Investor Relations website for approximately seven days.

Reuben Gallegos (VP, Investor Relations & Corporate Development)

Thank you. Good afternoon and welcome to Hortonworks’ third quarter 2018 Earnings Call. Today we will provide a summary of the results announced in our press release issued after market close. With me are Rob Bearden (Chairman, President and CEO) and Scott Davidson (COO and CFO).

During the call, we will make forward-looking statements regarding future events and views about the future financial performance of the company, including our expectations regarding the anticipated merger with Cloudera, market opportunity and growth, future partnerships and future trends impacting our business. The statements that we make today are based on assumptions that we believe to be reasonable as of this date and are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks are described in our press release and are more fully detailed under the caption “Risk Factors” in our Form 10-K and our other periodic filings with the SEC. We undertake no obligation to update these statements as a result of new information or future events. We will also present both GAAP and non-GAAP financial measures. Non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to our GAAP results. We encourage you to consider all measures when analyzing Hortonworks’ performance. A reconciliation of GAAP to non-GAAP measures is included in today’s press release.

Please note that this quarter, in consideration of the anticipated merger with Cloudera, we will not be hosting a question and answer session at the conclusion of our remarks. So, with that said, I will turn the call over to Rob.

Rob Bearden (Chairman, President and CEO)

Thanks, Reuben. Good afternoon and thanks for joining our earnings call. For today’s call, I will recap the business highlights from the third quarter and Scott will take us through the financial results for the third quarter of 2018.

It has been a very exciting time for Hortonworks in the market – from delivering industry-leading technology to collaborating with key partners to accelerate the ecosystem. This quarter, we took important steps to deliver innovations that better enable our customers to realize their goals of becoming data-driven businesses and adopting a hybrid architecture and we continue to see very strong seasonal demand finishing out the year.

In August, we announced innovations that enable customers to get operational and streaming insights into data generated at the edge by enterprises more quickly. For example, Streams Messaging Manager (SMM) is a new open-source operations monitoring and management tool that provides end-to-end visibility in enterprise Kafka environments. It allows operations, developers and security/governance teams to gain clear insights about their Kafka clusters and understand the end-to-end flow of message streams. SMM is available to customers through the Hortonworks DataPlane Service (Hortonworks DPSTM), allowing for a single instance of SMM to manage multiple Kafka clusters and for a hybrid cloud deployment model. In addition, the new release of Hortonworks DataFlow (HDFTM) version 3.2 simplifies operations, delivers stronger integration and interoperability between HDF and Hortonworks Data Platform (HDP®) 3.0 and significantly increases performance for data-in-motion in hybrid environments. Core improvements enhance HDF performance while delivering a single open-source platform that integrates governance, security and management across the entire data lifecycle from the edge to analytics to real-time decisions.

In September, we announced a new Open Hybrid Architecture Initiative alongside IBM and Red Hat. The recent announcement of a proposed merger between IBM and Red Hat spotlights the value of hybrid architectures and this collaborative effort to build a common enterprise deployment model is designed to enable big data workloads to run in a hybrid manner across on-premises, multi-cloud and edge architectures. In the initial phase of the initiative, HDP, HDF and Hortonworks DPS will be optimized for use on Red Hat OpenShift, an industry-leading enterprise container and Kubernetes application platform. This enables users to develop and deploy containerized big data workloads, ultimately making it easier for customers to manage data applications across hybrid cloud deployments. In addition, we plan to enhance HDP to adopt a cloud-native architecture for on-premises deployments by separating compute and storage and containerizing all HDP and HDF workloads. This will allow customers to easily adopt a hybrid architecture for big data applications and analytics, all with the common and trusted security features, data governance and operations that enterprises require.

We also announced the general availability of Hortonworks Data Analytics Studio (DAS), which improves the productivity of business analysts by delivering faster insights from data at scale. DAS makes business analysts self-sufficient and enhances their efficiency by providing them with diagnostic information, operational tools and intelligent recommendations. It is delivered as part of the Hortonworks DPS. The addition of DAS is an important step forward in enabling Hortonworks customers to manage their data effectively across clusters and environments whether they are on-premises or in the cloud.

In October, Hortonworks was cited as a Strong Performer in The Forrester Wave™: Cloud Data Warehouse, Q4 2018. HDP and Hortonworks DPS were evaluated for the report and received scores of five out of five in Multi-Cloud Support, Ability to Execute, Data Ingestion/Streaming, Concurrency, Elastic Scale and Use Case subcategories. According to Forrester, Hortonworks “provides a cost-effective, nimble and scalable architecture to implement data warehouses, whether on-premises, multi-cloud, or hybrid cloud. Customers like its flexible open source platform, multi-cloud support, data ingestion capabilities, performance and scale, and broad ecosystem of partners and tooling.”

And finally, last month, we announced a merger of equals with Cloudera, which will deliver the industry’s first enterprise data cloud. This combination will create the world’s leading next-generation data platform provider, and we are excited about the growth potential that the combined company will have in the coming years. We are also encouraged by the positive feedback we have received from our customers, partners and shareholders regarding the merger, which we expect to close in the first quarter of 2019. As we prepare for the integration of our organizations, the entire Hortonworks team remains focused on delivering the highest quality support to our customers. We look forward to expanding our customer reach and capitalizing on market opportunities, as we accelerate innovation for internet of things, streaming, hybrid cloud, data management, data warehousing and artificial intelligence (AI).

Now let me turn it over to Scott who will provide a summary of the key financial highlights for the third quarter.

Scott?

Scott Davidson (COO and CFO)

Thanks, Rob.

Our third quarter 2018 total GAAP revenue was $87.2 million, up 26 percent compared to the same period in 2017. Support subscription revenue was $65.4 million, or 75 percent of total GAAP revenue for the third quarter, up 23 percent compared to the same period in 2017.

Also, in the quarter…

•	We closed 13 deals over $1.0 million in total contract value, with 8 of those deals including HDF;

•	We now have more than 60 customers with an annual recurring revenue (ARR) in excess of $1 million;

•	International revenue grew approximately 43 percent year-over-year in the third quarter and accounted for approximately 33 percent of our total GAAP revenue for that period;

•

GAAP operating margin was negative 36 percent for the third quarter of 2018, compared to negative 64 percent for the same period last year. Non-GAAP operating margin was negative 6 percent for the third quarter of 2018, compared to negative 22 percent for the same period last year;

•	Operating cash flow was $10.5 million for the third quarter, compared to operating cash flow used of $15.4 million for the same period last year; and

•	Cash and investments totaled $104.8 million as of September 30, 2018, compared to $72.5 million as of December 31, 2017 and $63.2 million as of September 30, 2017.

Lastly, in consideration of the anticipated merger with Cloudera, we will not provide guidance for the fourth quarter or full year 2018. For further detail on the anticipated transaction, we encourage you to review our recent SEC filings, which can be found on our investor relations web site.

That concludes my remarks. I’ll turn the call back over to Rob for some closing comments.

Rob Bearden

Thanks Scott.

I want to close by thanking our founders, who had the vision of making Hadoop an Enterprise-viable data platform that could process half of the world’s data. I also want to thank our customers, the open source community, our partners, shareholders and employees for their hard work and continued support during our journey.

As I look back, we have accomplished a lot. We have transformed Hortonworks from a leading Hadoop provider to a premier global data management platform company. We were the first open source software company to IPO in 10 years. We were the fastest enterprise software company to reach $100 million in revenue. We have defined the next-generation open hybrid data architecture to address a very large, complex and fast-growing market. We have made strategic acquisitions such as Onyara in 2015 to expand our unique capabilities at the edge. The results of our transformation are evident: each year since our IPO in 2014, we have continually improved upon our own performance, and in the fourth quarter of 2017, we reached a critical financial milestone by becoming operating cash flow positive. Most recently, we have transformed Hadoop with the release of HDP 3.0, which delivers significant new capabilities for the enterprise, including enabling agile application deployment via the hybrid cloud and containerization, support for new machine learning/deep learning applications and optimization for running in the cloud.

With these achievements in mind, we are confident that the combination of Cloudera and Hortonworks will position us for success, as we continue to enable the modern data architecture from the edge to AI in a hybrid cloud environment. I also believe that the combined company can become one of the most important data management companies in the next twenty years. I look forward to supporting the team moving forward.

Thank you for joining us.